EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACTS:	Ron Klawitter	Michael Newman
	Chief Financial Officer	Investor Relations
	Key Tronic Corporation	StreetConnect
	(509) 927-5295	(206) 729-3625

KEY TRONIC CORPORATION ANNOUNCES

THIRD QUARTER RESULTS

Third Quarter Revenue Up 9% and Earnings Up 57% Over Previous Year;

Continued Expansion and Diversification of Customer Base

Spokane Valley, WA— April 29, 2008 — Key Tronic Corporation (Nasdaq: KTCC), a provider of electronic manufacturing services (EMS), today announced its results for the quarter ended March 29, 2008.

For the third quarter of fiscal 2008, Key Tronic reported total revenue of $51.5 million, up 9% from $47.2 million in the same period of fiscal 2007. For the first nine months of fiscal 2008, total revenue was $146.8 million, compared to $152.6 million in the same period of fiscal 2007.

Net income for the third quarter of fiscal 2008 was $1.2 million or $0.11 per diluted share, up 57% from $0.7 million or $0.07 per diluted share for the same period of fiscal 2007. For the first nine months of fiscal 2008, net income was $3.0 million or $0.29 per diluted share, up 19% from $2.5 million or $0.24 per diluted share for the same period of fiscal 2007.

“We are pleased with our strong year-over-year third quarter growth in revenue and earnings, driven by increased demand from both new and established customer programs,” said Jack Oehlke, President and Chief Executive Officer. “We were also pleased to see the expected improvement in our gross margin and profitability from the previous quarter.”

“During the third quarter, we continued to diversify our customer portfolio across a wide range of industries, winning new customer programs involving a consumer medical device, energy technology, home air filtration and specialized touch-screen panels. We expect these new programs to begin contributing revenue in fiscal 2009 and we continue to pursue new opportunities for profitable growth.”

Business Outlook

For the fourth quarter of fiscal 2008, the Company expects revenue in the range of $50 million to $54 million, with earnings in the range of $0.10 to $0.15 per share.

Conference Call

Key Tronic will host a conference call today to discuss its financial results at 2:00 PM Pacific (5:00 PM Eastern). A broadcast of the conference call will be available at www.keytronic.com under “Investor Relations” or by calling 800-218-0204 or +1 303-262-2137. A 48-hour replay will be available by calling 800-405-2236 or +1 303-590-3000 (Reservation No. 11111515). A replay will also be available on the Company’s Web site.

About Key Tronic

Key Tronic is a leading contract manufacturer offering value-added design and manufacturing services from its facilities in the United States, Mexico and China. The Company provides its customers full engineering services, materials management, worldwide manufacturing facilities, assembly services, in-house testing, and worldwide distribution. Its customers include some of the world’s leading original equipment manufacturers. For more information about Key Tronic visit: www.keytronic.com.

Some of the statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all passages containing verbs such as ‘aims, anticipates, believes, estimates, expects, hopes, intends, plans, predicts, projects or targets’ or nouns corresponding to such verbs. Forward-looking statements also include other passages that are primarily relevant to expected future events or that can only be fully evaluated by events that will occur in the future. Forward-looking statements in this release include, without limitation, the Company’s statements regarding its expectations with respect to quarterly revenue and earnings during fiscal 2008. There are many factors, risks and uncertainties that could cause actual results to differ materially from those predicted or projected in forward-looking statements, including but not limited to the accuracy of customers’ forecasts; success of customers’ programs; timing of new programs; success of new-product introductions; acquisitions or divestitures of operations or facilities; technology advances; changes in pricing policies by the Company, its competitors, customers or suppliers; and the other risks and uncertainties detailed from time to time in the Company’s SEC filings.

KEY TRONIC CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except per share amounts)

(Unaudited)

	Third Quarters Ended		Nine Months Ended
	March 29 2008	March 31 2007	March 29 2008	March 31 2007
Net sales	$51,461	$47,212	$146,835	$152,553
Cost of sales	47,234	43,492	136,039	139,338

Gross profit on sales	4,227	3,720	10,796	13,215
Operating expenses:
Research, development and engineering	679	709	1,997	2,467
Selling	406	356	1,101	1,339
General and administrative	1,675	1,581	4,750	5,771
Gain on sale of real estate	—	—	(951)	—

Total operating expenses	2,760	2,646	6,897	9,577
Operating income	1,467	1,074	3,899	3,638
Interest expense	254	351	764	1,065

Income before income taxes	1,213	723	3,135	2,573
Income tax provision (benefit)	46	(19)	149	67

Net income	$1,167	$742	$2,986	$2,506

Earnings per share:
Earnings per common share - basic	$0.12	$0.07	$0.30	$0.25
Weighted average shares O/S - basic	10,024	9,915	9,988	9,891
Earnings per common share - diluted	$0.11	$0.07	$0.29	$0.24
Weighted average shares O/S - diluted	10,207	10,272	10,293	10,364

KEY TRONIC CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	March 29 2008	June 30 2007
ASSETS
Current Assets:
Cash and cash equivalents	$1,957	$3,386
Trade receivables - net	32,387	30,383
Inventories	38,694	32,346
Other	5,221	6,532

Total current assets	78,259	72,647
Property, plant and equipment, net	10,939	11,248

Other Assets:
Restricted cash	110	509
Deferred income tax asset - net	3,500	3,500
Other - net	779	719
Goodwill	765	765

Total other assets	5,154	5,493
Total Assets	$94,352	$89,388

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$29,254	$24,104
Accrued compensation and vacation	3,577	3,713
Current portion of long term obligations	464	344
Other	2,096	3,264

Total current liabilities	35,391	31,425
Long-Term Liabilities:
Revolving loan	11,499	13,081
Other	979	1,638

Total long-term liabilities	12,478	14,719
Shareholders’ Equity:
Common stock, no par value, authorized 25,000 shares; issued and outstanding 10,024 and 9,921 shares	39,301	39,048
Retained earnings	7,182	4,196

Total shareholders’ equity	46,483	43,244

Total Liabilities and Shareholders’ Equity	$94,352	$89,388